Exhibit 99.1

TO:	Members of the Board of Directors and Executive Officers of NCI Building Systems, Inc.

FROM:	Todd R. Moore, Executive Vice President, General Counsel & Secretary

DATE:	February 15, 2011
     The purpose of this notice is to inform you that participants in the NCI 401(k) Profit Sharing Plan (the “401(k) Plan”) have been informed that, effective February 16, 2011, they temporarily will be unable to purchase shares of NCI Building Systems, Inc. (the “Company”) common stock in the employer stock investment fund of the 401(k) Plan. The period during which participants in the 401(k) Plan will be unable to purchase shares is referred to in this notice as a “blackout period.” This notice explains how the blackout period affects you.
Background
     Shares of Company common stock to be purchased on behalf of participants in the 401(k) Plan are required to be properly registered under the Securities Act of 1933. The Company recently learned that the registration statement previously filed by the Company with respect to these purchases may not have registered a sufficient number of shares of our common stock. The Company has imposed the blackout period until such time as the Company has access to an effective registration statement. The blackout period for the 401(k) Plan will begin tomorrow, February 16, 2011 and will end when a new registration statement is filed. The Company intends to file a new registration as soon as practicable, but we do not at this time know when that will be. As soon as such information becomes available, you will receive written notice. Please note that the Company was unable to provide you with advance notice of the blackout period because of unforeseeable circumstances, namely that the Company only recently learned of these potential registration issues.
How The Blackout Period Affects You
     Regulation BTR, adopted pursuant to Section 306(a) of Sarbanes-Oxley, requires that, during the blackout period, all executive officers and directors of the Company be prohibited from purchasing, selling, acquiring or transferring any Company equity securities (“Service Securities”) acquired by them in connection with their service and/or employment with the Company in such capacities, subject to certain limited exceptions.
     All shares of the Company’s common stock held by you will be presumed to be Service Securities, and, thus, subject to the trading restrictions, unless you can establish by specific identification that the stock was not acquired in connection with your service and this identification is consistent with the treatment of the stock for all other purposes related to the transaction (e.g., for tax purposes). The SEC rules provide a limited number of exemptions from the trading restrictions. If you wish to acquire or sell any Company common stock during the blackout period, you must pre-clear the transaction with Todd Moore.
     Violations of the trading restrictions will allow an issuer or a security holder acting on behalf of an issuer to bring an action to recover the profits realized by the director or executive officer. In addition, the SEC may bring an action, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Exchange Act, including, in some cases, criminal penalties.
     If you have questions about this notice, such as the beginning and ending dates of the blackout period, whether any Company shares owned by you constitute Service Securities or whether an exception applies to a transaction by you in Service Securities, please contact me or Todd Moore, General Counsel, at 10943 North Sam Houston Parkway West, Houston, Texas 77064 (telephone (281) 897-7788).

NCI Building Systems, Inc.

/s/ Todd R. Moore

Todd R. Moore
Executive Vice President, General Counsel & Secretary
Dated: February 15, 2011